Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-2 of Arca U.S. Treasury Fund of our report dated February 27, 2026, relating to our audit of the financial statements and financial highlights, which appear in the December 31, 2025 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the caption “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

April 30, 2026